                                    (a) Distributor shall first receive such
                  level of revenue as it would have received had the Product been a National Product;

                                    (b) Galileo shall thereafter be entitled to
                  receive whichever is the lesser of (i) a sum equal to the Cost to Galileo of processing transactions in the Galileo System arising out of the provision of Distribution Services in respect of the Product and (ii) the amount of revenue remaining after the application of Clause (a); and

                                    (c) any surplus revenue shall be apportioned
                  between Galileo and Distributor on a basis that is reasonable taking into account the costs borne by Galileo and Distributor respectively.


                  45. Marketing Efforts - National Subscribers:

                  A. Except as provided in Section 12, below, Distributor shall be responsible for undertaking all marketing efforts directed at National Subscribers in the Territory. Distributor will negotiate, hold, and administer all Subscriber Agreements in the Territory (other than as provided in section 12 below), will be responsible for any financial assistance, and will collect and retain all Subscriber revenues, lease fees, and all other fees from National Subscribers. For any given Subscriber Agreement, Galileo and Distributor may agree to alternative arrangements regarding financial assistance. The terms and conditions of the contracts that Distributor proposes to enter into with Subscribers shall be consistent with the provisions of this Agreement. If Galileo receives any approaches from any Subscribers in the Territory it shall refer them promptly to Distributor.

                  B. Distributor shall use its best efforts to market Galileo's Distribution Services to National Subscribers in the Territory. Such efforts shall include, but not be limited to, the establishment of regular contact with all National Subscribers in the Territory with substantial travel industry sales and the placing, where appropriate, of personal and telephone sales calls, and the undertaking of point of sale and media advertising, promotions and other sales efforts. Distributor shall not undertake any marketing activities in respect of Galileo's Distribution Services that Galileo determines in its reasonable discretion to be contrary to its marketing policies and objectives and notifies Distributor to that effect.

                  C. Distributor shall conduct the promotion and marketing of Galileo's Distribution Services in the Territory with all due care and diligence and shall use its best efforts to cultivate and maintain good relations with customers and prospective customers in the Territory in accordance with sound commercial principles.

correction and/or performance enhancement releases of the Programs not separately marketed by D&B. Support entitles Customer's employees to telephone D&B's Helpline and to have access to D&B's electronic support facilities. Thereafter, on the anniversary of each Supplement, Customer may purchase Maintenance and support so long as D&B makes Maintenance and Support for the Programs licensed on that Supplement available to its customers in general. The license granted to Customer under Section 1 shall extend to each update, correction and enhancement release received from D&B.

2.2. Upon receipt from Customer of notice of a nonconformance between the Program and the Documentation, D&B shall use reasonable efforts to correct or circumvent the problem. Any corrections to the Program will be made only to the most current generally available release of the Program. After the introduction of a new generally available release of a Program, D&B will support the then current and the previously released version of such Program.

2.3. D&B shall have no obligation to Support or Maintain the Program for Use on any computer system other than the Hardware and Operating System Software or in the event Customer modifies the Program other than as permitted by this Agreement. Only those versions of different cooperating Programs specified by D&B will execute correctly together on a single CPU or in a network. D&B shall use commercially reasonable efforts to modify any version of the Program to run with new versions or releases of the Operating System Software or Hardware. If Customer purchases Maintenance from D&B for any Programs for Use on specific hardware or in a specific network, Customer must purchase Maintenance from D&B for all functionally related Programs licensed from D&B for Use on such hardware or network.

2.4. D&B shall deliver one copy of any D&B source code not delivered to Customer for the Program to D&B's then current escrow agent. So long as Customer is current on maintenance and is in compliance with the provisions of its agreements with D&B, in the event D&B ceases to maintain the Program(s), Customer shall have a right to obtain access to such escrowed source code from the escrow agent.

3. CONFIDENTIALITY; PROPRIETARY RIGHTS.

3.1. Each party shall hold Confidential Information of the other in confidence. "Confidential Information" includes without limitation the terms of this Agreement, the Program(s) and all Documentation, and all methods or concepts utilized therein, plus all information identified by the disclosing party as proprietary or confidential. All Confidential Information shall remain the sole property of the disclosing party. Upon execution of a non-disclosure agreement satisfactory to D&B, third parties may have access to Confidential Information solely for the purpose of providing services to Customer. Information will not be considered to be Confidential Information if (i) available to the public other than by a breach of this Agreement; (ii) rightfully received from a third party not in breach of any obligation of confidentiality; (iii) independently developed by a party without access to Confidential Information of the other;
(iv) known to the recipient at the time of disclosure; (v) produced in compliance with applicable law or a court order, provided the other party is given notice and opportunity to intervene; or (vi) it does not constitute a trade secret and more than five (5) years have elapsed from the date of disclosure.


Dun & Bradstreet Software

3.2. All Programs and Documentation, and any modifications or copies thereof, are proprietary and protected by copyright and/or trade secret law and no ownership rights are transferred by this Agreement. All proprietary notices incorporated in, marked on, or affixed to a Program or other Confidential Information by D&B or its suppliers shall be duplicated by Customer on all copies of all or any part of the Program and shall not be altered, removed or obliterated. Customer shall not reverse reengineer, reverse assemble or reverse compile any Program or part thereof. Customer may modify the Programs to the extent and in the manner described in the Documentation for the Programs.

4. WARRANTY.

4.1. D&B warrants that each Program licensed to Customer will operate substantially in conformance with the Documentation for such Program for a period of one year from the date of shipment of such Program to Customer. D&B warrants that the media on which the Program is delivered will be free of defects in material and workmanship for a period of ninety (90) calendar days following the date of shipment.

4.2. Customer's sole and exclusive remedies for breach of either of the foregoing warranties shall be either replacement of the defective materials or a refund of the license fee paid for the Program(s) licensed on a


Dun & Bradstreet Software

                                  ATTACHMENT A

ATTACHED TO AND MADE A PART OF the License Agreement between Dun & Bradstreet Software Services, Inc. ("D&B") and Galileo International Partnership ("Customer") dated May 25, 1995.

A.1. The second sentence of Section 1.2 of the License Agreement is deleted and replaced with the following:

         The Program may also be transferred to computer hardware or used with an operating system, other than the specified Hardware or Operating System Software, subject to D&B's transfer policies and fees stated herein. The fee for such transfer(s) shall be Five Thousand Dollars ($5,000.00) per transfer.

A.2. The first sentence of Section 2.2 of the License Agreement is deleted and replaced with the following:

         Subject to Section 4.1, upon receipt from Customer of notice of a nonconformance between the Program and the Documentation, D&B shall use reasonable efforts to correct or circumvent the problem.

A.3.     The following is added to Section 2.3 of the License Agreement:

         In the event Customer transfers the Program(s) to hardware and/or operating system software that is then-supported by D&B, D&B shall Support and Maintain such version of the Programs, so long as Customer has paid the applicable support and maintenance fees. In the event Customer doesn't purchase Maintenance from D&B for all functionally related Programs licensed from D&B for Use on such hardware or network, then D&B may, but shall not be obligated to, provide services to Customer on a time and materials basis for those Programs which Customer has not purchased Maintenance.

A.4. The second sentence of Section 2.4 of the License Agreement is deleted and replaced with the following:

         So long as Customer is current on maintenance and is in compliance with the provisions of its agreements with D&B, in the event D&B ceases to maintain the Program(s), Customer shall have the right to obtain a copy of such escrowed source code at no additional cost to Customer from the escrow agent. D&B's current escrow agent is Data Securities International with offices located at 6165 Greenwich Drive, Suite 200, San Diego, California 92122. D&B shall use commercially reasonable efforts to notify Customer of (i) any change in the escrow agent, or
         (ii) any material change to the terms and conditions of the existing escrow agreement with Data Securities International; provided, however, that no such change shall preclude Customer from obtaining a copy of the escrowed source code at no additional cost to Customer.

A.5. Section 4.1 of the License Agreement is deleted in its entirety and replaced with the following:

         D&B warrants that each Program, including updates delivered to Customer within the Warranty Period, licensed to Customer will operate in conformance with the Documentation for such Program for a period of one
         (1) year from the earlier of (a) thirty (30) days from the date of delivery of the Program, or (b) the completion of installation of the Program. D&B warrants that the media on which the Program is delivered will be free of defects in material and workmanship for a period of ninety (90) calendar days following the date of shipment. D&B also warrants that it has the right to license the Program(s) and any other software covered by the supplement.

A.6. Section 4.2 of the License Agreement is deleted in its entirety and replaced with the following:

         Customer's remedies for breach of either of the foregoing warranties shall be either replacement of the defective materials or a refund of the license fee paid for the Program(s) licensed on a Supplement in addition to any remedies provided by law. Such remedies are available only if D&B is notified within the applicable Warranty Period and is provided with ninety (90) days to cure such breach.

A.7. Section 5.1 of the License Agreement is deleted in its entirety and replaced with the following:

         D&B shall indemnify, defend, or at its option settle, any claim or suit against Customer on the basis of infringement of any patent, trademark, copyright or trade secret by the Program or Use thereof and pay any judgement entered against Customer on such issue in any such proceeding; provided, D&B has sole control of such defense and/or settlement and Customer promptly notifies D&B and gives D&B all related information known to Customer. If any part of the Program is, or may become, the subject of any such proceeding, D&B may, and in the event of any adjudication that any part of a Program does so infringe or if the licensing or Use of the Program or any part thereof is enjoined, D&B shall, at its expense and option, do one of the following things: procure for Customer the right to Use the Program or the affected part thereof; replace the Program or affected part thereof with other programs of at least comparable functionality and quality; modify the Program or affected part thereof to make it non-infringing; or if none of the foregoing remedies are commercially reasonable, refund the aggregate payments paid by Customer for the Program or the affected part thereof, less reasonable amortization for Use. Notwithstanding the foregoing, one hundred percent (100%) of the License Fee shall be refunded to Customer in the event a refund is necessary pursuant to this Section 5 during the period of two years following execution of this Agreement. D&B shall have no obligations under this Section 5 with respect to any claim to the extent it is based upon (i) the Use of any version of the Program other than a current, unaltered release of the Program, if such infringement would have been avoided by the Use of a current, unaltered release; (ii) the combination, operation, or Use of the Program with software or hardware other than as specified or recommended by D&B or if certified by D&B for use with the Programs, if such infringement would have been avoided in the absence of such combination, operation or Use; or (iii) the Use of the Program on or in connection with a computer system other than the Hardware and the Operating Software or any other hardware or computer system to which the

         Programs may be transferred consistent with D&B's transfer policies as stated herein.

A.8. The first sentence of Section 6 of the License Agreement is deleted and replaced with the following:

         Except (i) as provided in Section 5, (ii) in the event of death or personal injury, and (iii) in the event of damage to personal property, the total liability, if any, of D&B, including but not limited to liability arising out of, resulting from or in any way related to, contract, tort, breach of warranty, infringement or otherwise, shall not in any event exceed one hundred twenty-five percent (125%) of the license fees paid by Customer with respect to all Programs. Except (i) as a result of any judgment issued against Customer as a result of the Programs infringing on the rights of any third party or, (ii) in the event of a breach of Sections 1 or 3 of this Agreement by either party, neither party shall be liable for loss of profits, or indirect, special, incidental, or consequential damages.

A.9. Section 7.1 of the License Agreement is deleted in its entirety and replaced with the following:

         Neither this Agreement nor any license hereunder may be assigned (whether by operation of law or otherwise) by Customer without D&B's prior written consent which shall not be unreasonably withheld or delayed.

A.10. Section 7.2 of the License Agreement is deleted and replaced with the following:

         From time to time, but no more often than once each calendar year, D&B may request Customer to provide a certification to the effect that actual Use of the Program is in compliance with the terms of this Agreement and any Supplement. In addition, D&B may, upon reasonable prior written notice but not more often than once each calendar year, and subject to compliance with Customer's reasonable security procedures, perform at a mutually agreeable date and time an audit to determine compliance with the terms of this Agreement. If the number of copies or users is found to be greater than that contracted for or the computer system on which the Program is in use differs from the Hardware and Operating System Software specified on any Supplement except for transfer consistent with D&B's policies as stated herein, D&B shall have the right to charge Customer the applicable current list prices therefor. If the resulting adjustments to the license fees owing by Customer are greater than 5% of the license fees previously paid by Customer to D&B, D&B may also charge Customer the reasonable expenses associated with such audit.

A.11. Section 7.3 of the License Agreement is deleted in its entirety and replaced with the following:

         All fees shall be paid within thirty (30) days after the invoice date. Customer shall pay all applicable shipping charges and sales, use, personal property or similar taxes, exclusive of D&B's income and corporate franchise taxes. After at least thirty (30) days written notice, past due amounts owing from Customer which are not reasonably disputed by Customer, may bear interest at the rate of 1% per month.

A.12. Section 7.5 of the License Agreement is deleted in its entirety and replaced with the following:

         Each party's obligations under Section 3 hereof are a unique character and each agrees that any breach may result in irreparable and continuing damage to the other party for which there may be no adequate remedy in damages. In the event of such a breach, the damaged party will be entitled to seek injunctive relief and/or a decree for specific performance and such further relief as may be proper.

A.13. The first sentence of Section 7.7 of the License Agreement is deleted and replaced with the following:

         If either party breaches any of its material obligations hereunder and fails to remedy such breach (if such breach can be remedied) within thirty (30) days of written notice of such breach, the other party may terminate any license or this Agreement.

A.14. Section 7.8 of the License Agreement is deleted in its entirety and replaced with the following:

         This Agreement shall be governed by and construed under the laws of the State of Illinois excluding its conflict of laws rules.

A.15.    Section 7.9 of the License Agreement is deleted in its entirety.

A.16.    The following sentence is added to Section 7.10 of the License
         Agreement:

         The Supplement shall prevail in the event of any conflict with the License Agreement.

A.17.    The following is added as Section 7.11 of the License Agreement:

         Galileo International Partnership reserves the right to terminate this license at any time, so long as all fees due and owing under this License Agreement have been fully paid.